Exhibit 3.11

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 10/09/2002 020626294 – 2965953

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

LGFE Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended said Article shall be and read as follows:

“1. The name of the corporation is LGC Corp.”

SECOND: That thereafter, pursuant to resolution of its shareholders duly adopted by the unanimous written consent of all shareholders filed with the minutes of the corporation, the amendment was approved by the shareholders.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Law of the State of Delaware.

IN WITNESS WHEREOF, said LGFE Inc. has caused this certificate to be signed by Arthur H. Smith, its Vice President, this 8th day of October, 2002.

/s/ Arthur H. Smith Arthur H. Smith Vice President

CERTIFICATE OF INCORPORATION

OF

LGFE INC.

* * * * * * * * * * * * * * *

1. The name of the corporation is: LGFE Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000) Common shares at Zero Dollars and One Cent ($0.01) par value.

5. The name and mailing address of each incorporator is as follows:

Arthur H. Smith

P.O. Box 10060

300 Madison Avenue

Toledo, OH 43699-0060

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statutes the board of directors is expressly authorized: To make, alter or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

11. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

IN WITNESS WHEREOF, said LGFE Inc. has caused this certificate to be signed by Arthur H. Smith, its Vice President, this 13th Day of November, 1998.

/s/ Arthur H. Smith Arthur H. Smith, Vice President